As filed with the Securities and Exchange Commission on January 29, 2010.
Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENEREX BIOTECHNOLOGY CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	98-0178636
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

33 Harbour Square, Suite 202
Toronto, Ontario
Canada M5J 2G2
(416) 364-2551
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark Fletcher, Esquire
Executive Vice President and General Counsel
33 Harbour Square, Suite 202
Toronto, Ontario
Canada M5J 2G2
(416) 364-2551
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy of Communications to:

Gary A. Miller
Eckert Seamans Cherin & Mellott, LLC
Two Liberty Place
50 South 16th Street, 22nd Floor
Philadelphia, Pennsylvania 19102
(215) 851-8400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall be become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered(1)	Proposed Maximum Aggregate Price per Unit(2)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee(3)
Common Stock, par value $.001 per share (4)
Preferred Stock, par value $.001 per share (4)
Warrants
Units
Total	$150,000,000	-	$150,000,000	$10,695	(5)

(1)
The Registrant is registering an indeterminate number of shares of common stock and preferred stock of Generex Biotechnology Corporation (“Generex”), an indeterminate number of warrants to purchase shares of common stock or preferred stock of Generex, and an indeterminate number of units consisting of any two or more of the other securities listed in the table above and sold together as shall have an aggregate initial offering price not to exceed $150,000,000 or the equivalent thereof in one or more currencies.

(2)
Not specified as to each class of securities to be registered hereunder pursuant to General Instruction II.D. of Form S-3. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with, and at the time of the issuance of the securities.

(3)	Estimated in accordance with Rule 457(o) solely for the purpose of calculation of the registration fee.

(4)
Also includes an indeterminate number of shares of common stock that may be issued upon conversion or exercise, as applicable, of preferred stock or warrants registered hereunder and an indeterminate number of shares of preferred stock that may be issued upon exercise of warrants registered hereunder.

(5)
$12,424 was previously paid which is in excess of the required filing fee.  Thus, the Registrant is not required to pay any additional filing fee herewith.  The Registrant previously paid a registration fee of $16,050 pursuant to previously filed Registration Statement on Form S-3, File No. 333-139637, as amended (the “Prior Registration Statement”), originally filed with the Securities and Exchange Commission on December 22, 2006 and subsequently declared effective. Of the $150,000,000 of the Registrant’s securities registered pursuant to the Prior Registration Statement, only $33,889,080 of its securities were sold, resulting in an unused registration fee of $12,424. Pursuant to Rule 415(a)(6) under the Securities Act, the registrant hereby includes in this registration statement the $116,110,920 of securities remaining unsold under the Prior Registration Statement. Pursuant to Rule 415(a)(6) the filing fee of $12,424 that is associated with the unsold securities from the Prior Registration Statement is applied to the securities from the Prior Registration Statement that are included in this registration statement. In accordance with Rule 415(a)(6), the Prior Registration Statement will be deemed terminated as of the effective date of this registration statement.

WE HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL WE FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE:

The Registrant previously filed a Registration Statement on Form S-3 (File No. 333-139637) on December 22, 2006 and amended it on January 12, 2007 (the “Prior Registration Statement”). The Prior Registration Statement originally registered up to an aggregate dollar amount of $150,000,000 of the Registrant’s common stock, preferred stock, warrants and/or units consisting of two or more of any such securities.  This Registration Statement is intended to renew and replace the Prior Registration Statement, and the Prior Registration Statement will be terminated upon the effectiveness of this Registration Statement. Pursuant to Rule 457(p) under the Securities Act, fees paid under the Prior Registration Statement associated with unsold securities offset the total dollar amount of the filing fee associated with this Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated January 29, 2010

PROSPECTUS

GENEREX BIOTECHNOLOGY CORPORATION

$150,000,000
 Common Stock
Preferred Stock
Warrants
Units

We may offer and sell, from time to time, shares of our common stock, preferred stock, warrants and/or units consisting of two or more of any such securities on terms to be determined at the time of sale. The preferred stock may be convertible into shares of our common stock and the warrants may be exercisable for shares of our common stock or shares of our preferred stock. We may offer these securities separately or together in one or more offerings with a maximum aggregate offering price of $150,000,000.

Specific terms of the securities being sold as well specific terms of these offerings will be provided in supplements to this prospectus. You should read this prospectus and any prospectus supplements, including any information incorporated herein or therein, carefully before you invest.

The securities being sold may be sold on a delayed basis or continuous basis directly by us, through dealers, agents or underwriters designated from time to time, or through any combination of these methods. If any dealers, agents or underwriters are involved in the sale of the securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in any prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in the applicable prospectus supplement.

Our common stock is listed on the NASDAQ Capital Market under the symbol "GNBT." The last sale price of our common stock on January 28, 2010, as reported by NASDAQ, was $0.59 per share. None of the other securities offered under this prospectus are publicly traded.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 3 to read about the factors you should consider before investing.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement for the securities being sold.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is            , 2010

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell one or more series or classes our common stock, preferred stock and/or warrants in one or more offerings up to an aggregate maximum offering price of $150,000,000 (or its equivalent in foreign or composite currencies).  This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus. You should read this prospectus and any applicable prospectus supplement, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized anyone to provide you with different information. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and any prospectus supplement is accurate only as of the date of this prospectus or such prospectus supplement, and the information contained in any document incorporated herein or therein by reference is accurate only as the date of such document incorporated by reference, regardless of the time of delivery or any sale of our securities.

SUMMARY

Prospectus Summary

This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing discussed under “Risk Factors” beginning on page 3, the information incorporated by reference, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Throughout this prospectus, references to “Generex,” the “Company,” “we,” “us,” and “our” refer to Generex Biotechnology Corporation.

Our Company

We are engaged primarily in the research, development and commercialization of drug delivery systems and technologies. Our primary focus at the present time is our proprietary technology for the administration of formulations of large molecule drugs to the oral (buccal) cavity using a hand-held aerosol applicator.

The initial product, Generex Oral-lyn™, that we have developed is an oral insulin formulation for use in the treatment of diabetes. The formulation is sprayed into the mouth using our RapidMist™ device, a small and lightweight aerosol applicator that administers a metered dose for absorption. Absorption occurs through the mucous membranes in the buccal cavity.

To date, we have received regulatory approval in Ecuador, India, Lebanon and Algeria for the commercial marketing and sale of Generex Oral-lyn™.  We have initiated Phase III clinical trials for this product and currently have patients enrolled in clinical sites around the world, including sites in the United States, Canada, Bulgaria, Poland, Romania, Russia and Ukraine.

Using our buccal delivery technology, we also have launched a line of over-the-counter glucose and energy sprays to complement Generex Oral-lyn™.  We believe these products may provide us with an additional revenue stream prior to the commercialization of Generex Oral-lyn™ in those markets where we have received regulatory approval.

While we have also pursued the application of our technology for the buccal delivery of pharmaceutical products such as morphine, fentanyl citrate and low molecular weight heparin, our focus has remained on the buccal delivery of insulin.

In August 2003, we acquired Antigen Express, Inc.  Antigen concentrates on developing proprietary vaccine formulations that work by stimulating the immune system to either attack offending agents (i.e., cancer cells, bacteria, and viruses) or to stop attacking benign elements (i.e., self proteins and allergens). Our immunomedicine product candidates are based on two platform technologies and are in the research, pre-clinical and clinical stages of development.

We are a development stage company. From inception through the end of the fiscal quarter ended October 31, 2009, we have received only limited revenues from operations. In the fiscal years ended July 31, 2009 and 2008, we received approximately $1,118,509 and $124,891 in revenue. The revenue in fiscal 2009 included $550,000 relating to an upfront license fee for the signing of a license and distribution agreement for Generex Oral-lyn™, while the remainder of the revenue in both fiscal periods pertained to the sale of our confectionary products. These numbers do not reflect deferred sales to customers during the respective periods with the right of return.

We operate in only one segment: the research, development and commercialization of drug delivery systems and technologies for metabolic and immunological diseases.

We were incorporated in the State of Delaware in 1997.  Our principal offices are located at 33 Harbour Square, Suite 202, Toronto, Ontario, Canada M5J 2G2. Our telephone number is (416) 364-2551 and our Internet address is www.generex.com. Information contained in, or accessible through, our website does not constitute a part of this prospectus.   Copies of our current and periodic reports filed with the SEC are available at the SEC Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and online at www.sec.gov.

The Securities We May Offer

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer.  We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below.

We may sell from time to time, in one or more offerings:

•	common stock;

•	preferred stock which may be convertible into shares of our common stock;

•	warrants to purchase any of the securities listed above; or

•	units consisting of two or more of any such securities on terms to be determined at the time of sale.

In this prospectus, we refer to the common stock, preferred stock, warrants and units collectively as "securities." The total dollar amount of all securities that we may sell will not exceed $150,000,000.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

RISK FACTORS

An investment in our stock is very speculative and involves a high degree of risk. You should carefully consider the following important factors, as well as the other information in this prospectus, any accompanying prospectus supplement and the other reports that we have filed heretofore (and will file hereafter) with the SEC, before purchasing our stock. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations and financial results. If any of the following risks actually occurs, our business, financial condition or results of operations could be adversely affected. In such case, the trading price of our common stock could decline and you could lose all or part of your investment. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face described below.

Risks Related to Our Financial Condition

We have a history of losses and will incur additional losses.

We are a development stage company with a limited history of operations, and do not expect sufficient revenues to support our operation in the immediately foreseeable future.  In the three months ended October 31, 2009, we received revenues of $97,542 from sales of our over-the-counter confectionary products.  In the fiscal year ended July 31, 2009, we received modest revenues of approximately $618,509 from sales of these products.  We did not recognize any revenue from the sale of our oral insulin product in Ecuador or India in fiscal 2009, although we did recognize $500,000 in licensing fee revenue relating to the signing of a licensing and distribution agreement for the sale of Generex Oral-lyn™ in Korea. We do not expect to receive any revenues in Ecuador until we enter into a definitive manufacturing and distribution agreement with our business partner there. While we have entered into a licensing and distribution agreement with a leading Indian-based pharmaceutical company and insulin distributor, we do not anticipate significant revenue from the initial commercial launch of Generex Oral-lyn™ in India sometime this fiscal year.  We also have entered in subdistribution agreements in Lebanon and Algeria but did not receive any revenue from the launch of the product in those countries in calendar year 2009.

To date, we have not been profitable and our accumulated net loss available to shareholders was $302,180,145 at October 31, 2009. Our losses have resulted principally from costs incurred in research and development, including clinical trials, and from general and administrative costs associated with our operations. While we seek to attain profitability, we cannot be sure that we will ever achieve product and other revenue sufficient for us to attain this objective.

With the exception of Generex Oral-lyn™ which is currently available for sale in Ecuador and has been approved for sale in India, Lebanon and Algeria and our over-the-counter glucose and energy spray products, Glucose RapidSpray™, BaBOOM!™ Energy Spray and Crave-Nx™, our product candidates are in research or early stages of pre-clinical and clinical development. We will need to conduct substantial additional research, development and clinical trials. We will also need to receive necessary regulatory clearances both in the United States and foreign countries and obtain meaningful patent protection for and establish freedom to commercialize each of our product candidates. We must also complete further clinical trials and seek regulatory approvals for Generex Oral-lyn™ in countries outside of Ecuador, India, Lebanon and Algeria. We cannot be sure that we will obtain required regulatory approvals, or successfully research, develop, commercialize, manufacture and market any other product candidates. We expect that these activities, together with future general and administrative activities, will result in significant expenses for the foreseeable future.

We will need additional capital.

To progress in product development or marketing, we will need additional capital which may not be available to us. This may delay our progress in product development or market.

We will require funds in excess of our existing cash resources:

•	To proceed with the development of our buccal insulin product;

•	To finance the research and development of new products based on our buccal delivery and immunomedicine technologies, including clinical testing relating to new products;

•	To finance the research and development activities of our subsidiary Antigen with respect to other potential technologies;

•	To commercially launch and market developed products;

•	To develop or acquire other technologies or other lines of business;

•	To establish and expand our manufacturing capabilities;

•	To finance general and administrative activities that are not related to specific products under development; and

•	To otherwise carry on business.

In the past, we have funded most of our development and other costs through equity financing. We anticipate that our existing capital resources will enable us to maintain currently planned operations through the next twelve months. However, this expectation is based on our current operating plan, which could change as a result of many factors, and we may need additional funding sooner than anticipated. Because our operating and capital resources are insufficient to meet future requirements, we will have to raise additional funds in the near future to continue the development and commercialization of our products. Unforeseen problems, including materially negative developments in our clinical trials or in general economic conditions, could interfere with our ability to raise additional equity capital or materially adversely affect the terms upon which such funding is available.

It is possible that we will be unable to obtain additional funding as and when we need it. If we were unable to obtain additional funding as and when needed, we could be forced to delay the progress of certain development efforts. Such a scenario poses risks. For example, our ability to bring a product to market and obtain revenues could be delayed, our competitors could develop products ahead of us, and/or we could be forced to relinquish rights to technologies, products or potential products.

Our research and development and marketing efforts may be highly dependent on corporate collaborators and other third parties who may not devote sufficient time, resources and attention to our programs, which may limit our efforts to successfully develop and market potential products.

Because we have limited resources, we have sought to enter into collaboration agreements with other pharmaceutical companies that will assist us in developing, testing, obtaining governmental approval for and commercializing products using our buccal delivery and immunomedicine technologies. Any collaborator with whom we may enter into such collaboration agreements may not support fully our research and commercial interests since our program may compete for time, attention and resources with such collaborator's internal programs. Therefore, these collaborators may not commit sufficient resources to our program to move it forward effectively, or that the program will advance as rapidly as it might if we had retained complete control of all research, development, regulatory and commercialization decisions.

Risks Related to Our Technologies

With the exception of Generex Oral-lyn™, Glucose RapidSpray™, BaBOOM! ™ Energy Spray and Crave-Nx™, our technologies and products are at an early stage of development and we cannot expect significant revenues in respect thereof in the foreseeable future.

We have no products approved for commercial sale at the present time with the exception of Generex Oral-lyn™ in Ecuador, Lebanon, Algeria and India and our glucose sprays which are available over-the-counter in certain retail outlets in the United States and Canada and in the Middle East. To be profitable, we must not only successfully research, develop and obtain regulatory approval for our products under development, but also manufacture, introduce, market and distribute them once development is completed. We have yet to manufacture, market and distribute these products on a large-scale commercial basis, and we expect to receive only modest revenues from product sales in fiscal year 2010. We may not be successful in one or more of these stages of the development or commercialization of our products, and/or any of the products we develop may not be commercially viable. Until we can establish that they are commercially viable products, we will not receive significant revenues from ongoing operations.

Until we receive regulatory approval to sell our pharmaceutical products in additional countries, our ability to generate revenues from operations may be limited and those revenues may be insufficient to sustain operations. Many factors impact our ability to obtain approvals for commercially viable products.

Our only pharmaceutical product that has been approved for commercial sale by drug regulatory authorities is our oral insulin spray formulation, and that approval was obtained in Ecuador, Lebanon, Algeria and India. We have begun the regulatory approval process for our oral insulin, buccal morphine and fentanyl products in other countries, and we have initiated late stage clinical trials of Generex Oral-lyn™ at some of our clinical trial sites in North America according to the Phase III clinical plan.

Our immunomedicine products are in the pre-clinical stage of development, with the exception of a Phase II trial in human patients with stage II HER-2/neu positive breast cancer (U.S.), a Phase I trial in human patients with prostate cancer (Athens, Greece), a Phase I trial in human patients with breast or ovarian cancer (U.S.) and a Phase I trial in human volunteers of a peptide vaccine for use against the H5N1 avian influenza virus (Beirut, Lebanon).

Pre-clinical and clinical trials of our products, and the manufacturing and marketing of our technologies, are subject to extensive, costly and rigorous regulation by governmental authorities in the United States, Canada and other countries. The process of obtaining required regulatory approvals from the FDA and other regulatory authorities often takes many years, is expensive and can vary significantly based on the type, complexity and novelty of the product candidates. For these reasons, it is possible we will not receive regulatory approval for any prescription pharmaceutical product candidate in any countries other than Ecuador, Lebanon, Algeria and India.

In addition, we cannot be sure when or if we will be permitted by regulatory agencies to undertake additional clinical trials or to commence any particular phase of clinical trials. Because of this, statements in this Annual Report regarding the expected timing of clinical trials cannot be regarded as actual predictions of when we will obtain regulatory approval for any "phase" of clinical trials.

Delays in obtaining United States or other foreign approvals for our pharmaceutical products could result in substantial additional costs to us, and, therefore, could adversely affect our ability to compete with other companies. If regulatory approval is ultimately granted in any countries other than Ecuador, Lebanon, Algeria and India, the approval may place limitations on the intended use of the product we wish to commercialize, and may restrict the way in which we are permitted to market the product.

Due to legal and factual uncertainties regarding the scope and protection afforded by patents and other proprietary rights, we may not have meaningful protection from competition.

Our long-term success will substantially depend upon our ability to protect our proprietary technologies from infringement, misappropriation, discovery and duplication and avoid infringing the proprietary rights of others. Our patent rights and the patent rights of biotechnology and pharmaceutical companies in general, are highly uncertain and include complex legal and factual issues. Because of this, our pending patent applications may not be granted. These uncertainties also mean that any patents that we own or will obtain in the future could be subject to challenge, and even if not challenged, may not provide us with meaningful protection from competition. Due to our financial uncertainties, we may not possess the financial resources necessary to enforce our patents. Patents already issued to us or our pending applications may become subject to dispute, and any dispute could be resolved against us.

Because a substantial number of patents have been issued in the field of alternative drug delivery and because patent positions can be highly uncertain and frequently involve complex legal and factual questions, the breadth of claims obtained in any application or the enforceability of our patents cannot be predicted. Consequently, we do not know whether any of our pending or future patent applications will result in the issuance of patents or, to the extent patents have been issued or will be issued, whether these patents will be subject to further proceedings limiting their scope, will provide significant proprietary protection or competitive advantage, or will be circumvented or invalidated.

Also because of these legal and factual uncertainties, and because pending patent applications are held in secrecy for varying periods in the United States and other countries, even after reasonable investigation we may not know with certainty whether any products that we (or a licensee) may develop will infringe upon any patent or other intellectual property right of a third party. For example, we are aware of certain patents owned by third parties that such parties could attempt to use in the future in efforts to affect our freedom to practice some of the patents that we own or have applied for. Based upon the science and scope of these third-party patents, we believe that the patents that we own or have applied for do not infringe any such third-party patents; however, we cannot know for certain whether we could successfully defend our position, if challenged. We may incur substantial costs if we are required to defend our intellectual property in patent suits brought by third parties. These legal actions could seek damages and seek to enjoin testing, manufacturing and marketing of the accused product or process. In addition to potential liability for significant damages, we could be required to obtain a license to continue to manufacture or market the accused product or process.

Risks Related to Marketing of Our Potential Products

We may not become, or stay, profitable even if our pharmaceutical products are approved for sale.

Even if we obtain regulatory approval to market our oral insulin product outside of Ecuador, India, Lebanon and Algeria or to market any other prescription pharmaceutical product candidate, many factors may prevent the product from ever being sold in commercial quantities. Some of these factors are beyond our control, such as:

•	acceptance of the formulation or treatment by health care professionals and diabetic patients;

•	the availability, effectiveness and relative cost of alternative diabetes or immunomedicine treatments that may be developed by competitors; and

•	the availability of third-party (i.e., insurer and governmental agency) reimbursements.

We will not receive significant revenues from Generex Oral-lyn™ or any of our other pharmaceuticals products that may receive regulatory approval until we can successfully manufacture, market and distribute them in the relevant markets.

Similarly, the successful commercialization of our over-the-counter glucose spray products may be hindered by manufacturing, marketing and distribution limitations.

We have to depend upon others for marketing and distribution of our products, and we may be forced to enter into contracts limiting the benefits we may receive and the control we have over our products. We intend to rely on collaborative arrangements with one or more other companies that possess strong marketing and distribution resources to perform these functions for us. We may not be able to enter into beneficial contracts, and we may be forced to enter into contracts for the marketing and distribution of our products that substantially limit the potential benefits to us from commercializing these products. In addition, we will not have the same control over marketing and distribution that we would have if we conducted these functions ourselves.

We may not be able to compete with treatments now being marketed and developed, or which may be developed and marketed in the future by other companies.

Our products will compete with existing and new therapies and treatments. We are aware of a number of companies currently seeking to develop alternative means of delivering insulin, as well as new drugs intended to replace insulin therapy at least in part. We are also aware of a number of companies currently seeking to develop alternative means of enhancing and suppressing peptides. In the longer term, we also face competition from companies that seek to develop cures for diabetes and other malignant, infectious, autoimmune and allergic diseases through techniques for correcting the genetic deficiencies that underlie such diseases.

Numerous pharmaceutical, biotechnology and drug delivery companies, hospitals, research organizations, individual scientists and nonprofit organizations are engaged in the development of alternatives to our technologies. Some of these companies have greater research and development capabilities, experience, manufacturing, marketing, financial and managerial resources than we do. Collaborations or mergers between large pharmaceutical or biotechnology companies with competing drug delivery technologies could enhance our competitors’ financial, marketing and other resources. Developments by other drug delivery companies could make our products or technologies uncompetitive or obsolete. Accordingly, our competitors may succeed in developing competing technologies, obtaining FDA approval for products or gaining market acceptance more rapidly than we can.

Some of our most significant competitors, Pfizer, Eli Lilly, and Novo Nordisk, have announced that they will discontinue development and/or sale of their inhalable forms of insulin. Unlike inhaled insulin formulations, Generex Oral-lyn™ is a buccally absorbed formulation with no residual pulmonary deposition. We believe that our buccal delivery technology offers several advantages over inhaled insulin, including the avoidance of pulmonary inhalation, which requires frequent physician monitoring, ease of use and portability.

If government programs and insurance companies do not agree to pay for or reimburse patients for our pharmaceutical products, our success will be impacted.

Sales of our oral insulin formulation in Ecuador, Lebanon, Algeria and India and our other potential pharmaceutical products in other markets will depend in part on the availability of reimbursement by third-party payers such as government health administration authorities, private health insurers and other organizations. Third-party payers often challenge the price and cost-effectiveness of medical products and services. Governmental approval of health care products does not guarantee that these third-party payers will pay for the products. Even if third-party payers do accept our product, the amounts they pay may not be adequate to enable us to realize a profit. Legislation and regulations affecting the pricing of pharmaceuticals may change before our products are approved for marketing and any such changes could further limit reimbursement.

Risks Related to Potential Liabilities

We face significant product liability risks, which may have a negative effect on our financial condition.

The administration of drugs or treatments to humans, whether in clinical trials or commercially, can result in product liability claims whether or not the drugs or treatments are actually at fault for causing an injury. Furthermore, our pharmaceutical products may cause, or may appear to have caused, serious adverse side effects (including death) or potentially dangerous drug interactions that we may not learn about or understand fully until the drug or treatment has been administered to patients for some time. Product liability claims can be expensive to defend and may result in large judgments or settlements against us, which could have a severe negative effect on our financial condition. We maintain product liability insurance in amounts we believe to be commercially reasonable for our current level of activity and exposure, but claims could exceed our coverage limits. Furthermore, due to factors in the insurance market generally and our own experience, we may not always be able to purchase sufficient insurance at an affordable price. Even if a product liability claim is not successful, the adverse publicity and time and expense of defending such a claim may interfere with our business.

Risks Related to the Market for Our Common Stock

Our common stock could be delisted from The NASDAQ Capital Market.

On July 23, 2008, we received notice from The NASDAQ Stock Market that we were not compliance with Marketplace Rule 4310(c)(4) (now known as Listing Rule 5550(a)(2)), which requires us to have a minimum bid price per share of at least $1.00 for thirty (30) consecutive business days.  In accordance with this Rule, we had 180 calendar days, or until January 20, 2009, subject to extension, to regain compliance with this Rule.

Our initial compliance period of 180 calendar days ending on January 20, 2009 was subsequently extended until November 9, 2009 due to NASDAQ’s temporary suspension of the minimum bid price requirement from October 16, 2008 until August 3, 2009.

On November 9, 2009, we received a letter from NASDAQ indicating that we had not regained compliance with the $1.00 minimum bid price required for continued listing under Listing Rule 5550(a)(2) within the grace period previously allowed by NASDAQ following the initial notice of noncompliance on July 23, 2008.

Pursuant to Listing Rule 5810(c)(3)(A), NASDAQ has given us an additional 180 calendar day compliance period because we met all other initial inclusion criteria (other than the minimum bid price requirement) as of January 6, 2009.  Therefore, we have 180 calendar days, or until May 5, 2010, to regain compliance with the rule. To regain compliance with the minimum bid price requirement, the closing bid price of our common stock must close at $1.00 per share or more for a minimum of ten consecutive business days.

If, by May 5, 2010, we do not regain compliance with Listing Rule 5550(a)(2), we will receive written notification that our stock will be delisted.  At that time, we may appeal the delisting determination to a NASDAQ Hearings Panel.  An appeal to the Hearings Panel would stay the delisting. . If we are not successful in such an appeal, our stock would be delisted from the NASDAQ Capital Market and likely trade on NASDAQ’s over-the-counter bulletin board, assuming we meet the requisite criteria.

The price of our common stock may be volatile.

There may be wide fluctuations in the price of our common stock. These fluctuations may be caused by several factors including:

•	announcements of research activities and technology innovations or new products by us or our competitors;

•	changes in market valuation of companies in our industry generally;

•	variations in operating results;

•	changes in governmental regulations;

•	developments in patent and other proprietary rights;

•	public concern as to the safety of drugs or treatments developed by us or others;

•	results of clinical trials of our products or our competitors' products; and

•	regulatory action or inaction on our products or our competitors' products.

From time to time, we may hire companies to assist us in pursuing investor relations strategies to generate increased volumes of investment in our common stock. Such activities may result, among other things, in causing the price of our common stock to increase on a short-term basis.

Furthermore, the stock market generally and the market for stocks of companies with lower market capitalizations and small biopharmaceutical companies, like us, have from time to time experienced, and likely will again experience significant price and volume fluctuations that are unrelated to the operating performance of a particular company.  During the third calendar quarter of 2008 and continuing to date, we, like many other publicly traded companies, have experienced a sharp decline in the price of our stock attributable to concerns about the current global recession.  The widespread decline in stock prices led The NASDAQ Stock Market to further extend its temporary suspension of enforcement of the minimum bid price requirement until July 31, 2009.

Provisions of our Restated Certificate of Incorporation could delay or prevent the acquisition or sale of our business.

Our Restated Certificate of Incorporation permits our Board of Directors to designate new series of preferred stock and issue those shares without any vote or action by our stockholders. Such newly authorized and issued shares of preferred stock could contain terms that grant special voting rights to the holders of such shares that make it more difficult to obtain stockholder approval for an acquisition of our business or increase the cost of any such acquisition.

Our recent equity financing will dilute current stockholders and could prevent the acquisition or sale of our business.

The equity financing transactions into which we have recently entered have and will dilute current stockholders. Currently approximately 42,680,284 shares of common stock are issuable upon exercise of the warrants that we issued on March 31, 2008, May 15, 2009, June 15, 2009, August 6, 2009 and September 14, 2009 (without regard to additional shares which may become issuable due to anti-dilution adjustments or in connection with payments of interest), which represents approximately 17% of the shares of common stock currently outstanding.  Assuming the holders of the warrants convert and exercise all of the warrants into shares of common stock, the number of shares of issued and outstanding common stock will increase significantly, and current stockholders will own a smaller percentage of the outstanding common stock of Generex. The issuance of shares of common stock pursuant to the warrants will also have a dilutive effect on earnings per share and may adversely affect the market price of the common stock.

In addition, the issuance of shares of common stock upon exercise of the warrants sold in the offerings that closed on June 15, 2009, August 6, 2009 and September 14, 2009 and sold in our March 31, 2008 private placement could have an anti-takeover effect because such issuance will make it more difficult for, or discourage an attempt by, a party to obtain control of Generex by tender offer or other means. The issuance of common stock upon the exercise of the warrants will increase the number of shares entitled to vote, increase the number of votes required to approve a change of control of the company, and dilute the interest of a party attempting to obtain control of the company.

If we raise funds through one or more additional equity financings in the future, including if we exercise our right to issue and sell shares under the sales agreement with Wm Smith, it will have a further dilutive effect on existing holders of our shares by reducing their percentage ownership. The shares may be sold at a time when the market price is low because we need the funds. This will dilute existing holders more than if our stock price was higher. In addition, equity financings normally involve shares sold at a discount to the current market price.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements in this prospectus that may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). The Act limits our liability in any lawsuit based on forward-looking statements that we have made. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future, including such matters as our projections, future capital expenditures, business strategy, competitive strengths, goals, expansion, market and industry developments and the growth of our businesses and operations, are forward-looking statements. These statements can be identified by introductory words such as "expects," “anticipates,” "plans," "intends," "believes," "will," "estimates," "projects" or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Our forward-looking statements address, among other things:

•	our expectations concerning product candidates for our technologies;

•	our expectations concerning existing or potential development and license agreements for third-party collaborations and joint ventures;

•	our expectations of when different phases of clinical activity may commence and conclude;

•	our expectations of when regulatory submissions may be filed or when regulatory approvals may be received; and

•	our expectations of when commercial sales of our products may commence and when actual revenue from the product sales may be received.

Any or all of our forward-looking statements may turn out to be wrong. They may be affected by inaccurate assumptions that we might make or by known or unknown risks and uncertainties. Actual outcomes and results may differ materially from what is expressed or implied in our forward-looking statements. Among the factors that could affect future results are:

•	the inherent uncertainties of product development based on our new and as yet not fully proven technologies;

•	the risks and uncertainties regarding the actual effect on humans of seemingly safe and efficacious formulations and treatments when tested clinically;

•	the inherent uncertainties associated with clinical trials of product candidates;

•	the inherent uncertainties associated with the process of obtaining regulatory approval to market product candidates;

•	the inherent uncertainties associated with commercialization of products that have received regulatory approval;

•	the volatility of, and recent decline in, our stock price and the impact on our ability to pay installments due on our outstanding senior secured notes in stock rather than cash; and

•	our ability to obtain the necessary financing to fund our operations.

Additional factors that could affect future results are set forth above under the caption “Risk Factors.”   We caution investors that the forward-looking statements contained in this prospectus must be interpreted and understood in light of conditions and circumstances that exist as of the date of this prospectus. We expressly disclaim any obligation or undertaking to update or revise forward-looking statements to reflect any changes in management's expectations resulting from future events or changes in the conditions or circumstances upon which such expectations are based.  You are advised, however, to consult any further disclosures we make on related subjects in our 10-K, 10-Q and 8-K reports to the SEC.

USE OF PROCEEDS

Except as described in any prospectus supplement, we currently intend to use the net proceeds from this offering for general corporate purposes, including to continue the clinical trials of, and commercialization and manufacturing of, our oral insulin formulation, in the research and development of other products, and for general and administrative expenses. We may also issue the securities offered under this prospectus in connection with product license and supply agreements, research collaboration agreements and to our commercial vendors and suppliers in exchange for products and services.

Each time we issue securities, we will provide a prospectus supplement that will contain information about how we intend to use the proceeds from each such offering.

Until we use the net proceeds of this offering for the above purposes, we intend to invest the funds in short-term, investment grade, interest-bearing securities. We cannot predict whether the proceeds invested will yield a favorable return. We have not yet determined the amount or timing of the expenditures for the categories listed above, and these expenditures may vary significantly depending on a variety of factors. As a result, we will retain broad discretion over the use of the net proceeds from this offering.

We cannot guarantee that we will receive any proceeds in connection with any offering hereunder because we may choose not to issue any of the securities covered by this prospectus.

DILUTION

We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DESCRIPTION OF OUR CAPITAL STOCK

Set forth below is a summary of the material terms of our capital stock. This summary is not complete. We encourage you to read our Restated Certificate of Incorporation and our Amended and Restated By-Laws that we have previously filed with the SEC. See “Where You Can Find More Information.”

General

Our authorized capital stock consists of: (i) 750,000,000 shares of common stock, par value $.001 per share, of which 249,702,601 shares were outstanding as of January 28, 2010, and (ii) 1,000,000 shares of undesignated preferred stock, par value $.001 per share.

Common Stock

Holders of common stock are entitled to one vote for each share owned as of record on all matters on which shareholders may vote.  Holders of common stock do not have cumulative voting rights in the election of directors.  Therefore, the holders of more than 50% of the outstanding shares can elect the entire Board of Directors.  The holders of common stock are entitled, upon liquidation or dissolution of the company, to receive pro rata all remaining assets available for distribution to stockholders after payment to any preferred shareholders who may have preferential rights.  The common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption provisions. All outstanding shares of common stock are validly issued, fully paid, and nonassessable.

Undesignated Preferred Stock

Our Board of Directors has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and fix the number of shares constituting any such series, the voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights, dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the stockholders. For example, the Board of Directors is authorized to issue a series of preferred stock that would have the right to vote, separately or with any other series of preferred stock, on any proposed amendment to our Restated Certificate of Incorporation or on any other proposed corporate action, including business combinations and other transactions.

The terms of any particular series of preferred stock will be described in the prospectus supplement relating to the offering of shares of that particular series of preferred and may include, among other things:

•	the title and stated value;

•	the number of shares authorized;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date, and method of calculation (including whether cumulative or non-cumulative);

•	terms and amount of any sinking fund;

•	provisions for redemption or repurchase, if applicable, and any restrictions on the ability of the company to exercise such redemption and repurchase rights;

•	conversion rights and rates, if applicable, including the conversion price and how and when it will be calculated and adjusted;

•	voting rights, if any;

•	Preemptive rights, if any;

•	Restrictions on sale, transfer and assignment, if any;

•	the relative ranking and preferences of the preferred stock; and

•	any other specific terms, rights or limitations of, or restrictions on, such preferred stock.

Anti-Takeover Provisions

We are not aware of any pending takeover attempt or interest in making such an attempt. Our Restated Certificate of Incorporation and Amended and Restated Bylaws contain certain provisions which may be deemed to be "anti-takeover" in that they may deter, discourage or make more difficult the assumption of control of Generex by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions.

Authorized but Unissued Shares: The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the NASDAQ Stock Market. The Board of Directors may set the rights, preferences and terms of new preferred stock, without shareholder approval. Shares of preferred stock could be issued quickly without shareholder approval, with terms calculated to delay or prevent a change in control of Generex. Our stockholders do not have preemptive rights with respect to the purchase of these shares. Therefore, such issuance could result in a dilution of voting rights and book value per share of the common stock. No shares of preferred stock are currently outstanding, and we have no present plan to issue any preferred stock.

Advance Notice Requirements for Stockholder Proposals and Director Nominations: Our Amended and Restated Bylaws provide that a stockholder seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors, must provide timely notice of such stockholder’s intention in writing. To be timely, a stockholder’s notice must be received not less than 60 days nor more than 90 days prior to the meeting at which such proposal or candidate is to be considered. However, if we do not give prior notice or make public disclosure of the date of the meeting at least 70 days prior to the meeting date, notice by the stockholder is considered timely if it is received no later than the close of business on the 10th day following the day on which such notice was mailed or public disclosure was made. If a stockholder desires to have a proposal included in Generex’s proxy statement, notice of such proposal must be received not less than 120 days prior to the first anniversary of the date of Generex’s notice of the previous year’s annual meeting. These advance notice provisions may preclude stockholders from bringing matters before a meeting or from making nominations for directors.

Special Meetings of Stockholders: Our Amended and Restated Bylaws provide that special meetings of stockholders may be called only by the Board of Directors, the Chairman of the Board or the President, and may be called by the Board upon the request of the holders of a majority of the outstanding shares of stock of the company entitled to vote at the meeting. Further, business transacted at any special meeting of stockholders is limited to matters relating to the purpose or purposes stated in the notice of meeting.

General Effect of Anti-Takeover Provisions: The overall effect of these provisions may be to deter a future tender offer or other takeover attempt that some stockholders might view to be in their best interests at that time. In addition, these provisions may have the effect of assisting our current management in retaining its position and place it in a better position to resist changes which some stockholders may want to make if dissatisfied with the conduct of our business.

Stockholder Rights Plan

At our annual meeting on May 30, 2006, our stockholders approved the adoption of a stockholder rights plan that will allow our Board of Directors to declare a dividend of one share purchase right for each outstanding share of our common stock. Our Board of Directors has considered adoption of this plan but has not yet approved its adoption. We expect that any stockholder rights plan adopted by our Board will contain terms substantially as described below:

The terms of the rights plan will provide for a dividend distribution of one preferred share purchase right, which we refer to as a “Right,” for each outstanding share of our common stock. The dividend will be payable on a date established by the Board to the stockholders of record on that date. Each Right will entitle the registered holder to purchase from Generex one one-hundredth of a share of preferred stock (each a “Preferred Share” and, collectively, the “Preferred Shares”) at a price of $.01 per one one-hundredth of a share of preferred stock, subject to certain adjustments. Each Preferred Share will have designations and powers, preferences and rights, and the qualifications, limitations and restrictions which make its value approximately equal to the value of one share of our common stock.

The Rights will not be exercisable until the earlier to occur of:

(i)
the date of a public announcement that a person, entity or group of affiliated or associated persons have acquired beneficial ownership of 20% or more of our outstanding shares of common stock, which we refer to as an "Acquiring Person", or

(ii)
10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or entity becomes an Acquiring Person) following the commencement of, or announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in any person or entity becoming an Acquiring Person (the earlier of such dates being called the "Distribution Date").

Until the Distribution Date, the Rights will be transferable with and only with shares of our common stock. The Rights will expire ten years after adoption of the stockholders rights plan unless the Rights are earlier redeemed or exchanged by Generex.

Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of the Preferred Shares would be entitled to a minimum preferential liquidation payment of $100 per share, but would be entitled to receive an aggregate payment equal to 100 times the payment made per share of common stock. Each Preferred Share will have 100 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each Preferred Share will be entitled to receive 100 times the amount of consideration received per share of common stock. These rights will be protected by customary anti-dilution provisions. Because of the nature of the Preferred Shares' dividend and liquidation rights, the value of one one-hundredth of a Preferred Share should approximate the value of one share of common stock. The Preferred Shares would rank junior to any other series of our preferred stock.

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its associates and affiliates (which will thereafter be void), will for a 60-day period have the right to receive upon exercise that number of shares of Preferred Stock having a market value of two times the exercise price of the Right (or, if such number of shares is not and cannot be authorized, Generex may issue Preferred Shares, cash, debt, stock or a combination thereof in exchange for the Rights). This right will terminate 60 days after the date on which the Rights become nonredeemable (as described below), unless there is an injunction or similar obstacle to exercise of the Rights, in which event this right will terminate 60 days after the date on which the Rights again become exercisable.

The rights plan will contain certain exceptions to the characterization of a person or group as an "Acquiring Person." That term shall not be deemed to include:

•	Generex,

•	a subsidiary of Generex,

•	any employee benefit or compensation plan of Generex,

•	any entity holding shares of common stock for or pursuant to the terms of any such employee benefit or compensation plan or

•	any officer, director or current 5% holder as of the date the rights plan is implemented.

The rights plan may also except certain institutional shareholders from the definition of “Acquiring Person.” In addition, except under limited circumstances, no person or entity shall become an Acquiring Person as the result of the acquisition of shares of common stock by Generex which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such person or entity to 20% or more of the shares of common stock then outstanding.

The stockholders rights plan may also contain what is commonly known as a “flip-over” provision. In the event that Generex is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold to an Acquiring Person, its associates or affiliates or certain other persons in which such persons have an interest, the plan will require that proper provision be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

At any time after an Acquiring Person becomes an Acquiring Person and prior to the acquisition by such Acquiring Person of 50% or more of the outstanding shares of Generex’s common stock, our Board of Directors may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of common stock, or one one-hundredth of a Preferred Share, per Right (or, at our election, Generex may issue cash, debt, stock or a combination thereof in exchange for the Rights), subject to adjustment.

At any time prior to the earliest of (i) the day of the first public announcement that a person has become an Acquiring Person or (ii) the final expiration date of the rights, our Board of Directors may redeem the Rights in whole, but not in part, at a price of $.001 per Right. Following the expiration of the above periods, the Rights become nonredeemable. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

The Rights would have certain anti-takeover effects. The Rights would cause substantial dilution to a person or group that attempts to acquire Generex on terms not approved by our Board of Directors. The Rights should not interfere with any merger or other business combination approved by our Board of Directors since the Rights could be amended to permit such acquisition or redeemed by us at $.001 per Right prior to the earliest of (i) the time that a person or group has acquired beneficial ownership of 20% or more of our shares of common stock or (ii) the final expiration date of the rights.

Dividend Policy

Holders of our common stock are entitled to receive such dividends as the Board of Directors may from time to time declare. The Board may declare dividends only when dividends are legally available. Under the Delaware General Corporation Law, the Board may only declare dividends out of our capital surplus (generally the amount of its paid-in capital above the par value of the outstanding stock) or out of net profits for the fiscal year with respect to which the dividends are paid.  We have never paid any dividends on our common stock and do not anticipate paying dividends in the foreseeable future.

Transfer Agent

StockTrans, Inc., 44 West Lancaster Avenue, Ardmore, PA 19003, is the transfer agent and registrar for our common stock.

Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol "GNBT."

DESCRIPTION OF OUR WARRANTS

This description summarizes only the terms of any warrants that we may offer under this prospectus and related warrant agreements and is not complete. You should refer to the warrant agreement, including the form of the warrant, relating to the specific warrants being offered for complete terms, which will be described and included in an accompanying prospectus supplement. Such warrant agreement, together with the form of the warrant, will be filed with the SEC in connection with the offering of the specific warrants.

We may issue warrants for the purchase of common or preferred stock. Warrants may be issued independently or together with common or preferred stock, and may be attached to or separate from any offered securities.

We will issue each series of warrants under a separate warrant agreement. We may enter into the warrant agreement with a warrant agent and, if so, we will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to the particular series of warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the series. Those terms may include:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

•	the terms of the securities issuable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

•	the price at which the securities issuable upon exercise of such warrants may be acquired;

•	the dates on which the right to exercise such warrants will commence and expire;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security or principal amount of such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	if applicable, the redemption or call provisions of such warrants;

•	information with respect to book-entry procedures, if any; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants.

The prospectus supplement relating to any warrants to purchase equity securities may also include, if applicable, a discussion of certain U.S. federal income tax and ERISA considerations.

Exercise of Warrants

Each warrant will entitle its holder to purchase the number of shares of common or preferred stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. We will specify the place or places where, and the manner in which, warrants may be exercised in the applicable prospectus supplement. We will set forth on the reverse side of the applicable certificate (or in the form of exercise notice attached to each warrant) and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver upon exercise.

Upon receipt of payment and the warrant properly completed and duly executed, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant are exercised, a new warrant will be issued for the remaining warrants.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, such holder’s warrants.

Prior to the exercise of any warrants to purchase preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the preferred stock or common stock purchasable upon exercise, including the right to vote or to receive any payments of dividends.

DESCRIPTION OF OUR UNITS

We may issue units comprised of two or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The units will be issued under units agreements, and we may enter into such unit agreements with a bank or trust company, as unit agent, as detailed in the prospectus supplement relating to units being offered.

The prospectus supplement will describe:

the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	A description of the terms of any unit agreement governing the units;

•	A description of the provisions for the payment, settlement, transfer or exchange of the units;

•	A discussion of material U.S. federal income tax considerations, if applicable; and

•	whether the units will be issued in fully registered or global form.

The descriptions of the units in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define your rights as holders of the units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of units and will be available as described under the heading “Where You Can Find Additional Information”.

PLAN OF DISTRIBUTION

We may sell any of the securities being offered pursuant to this prospectus from time to time in one or more of the following ways:

•	directly to purchasers;

•	to or through underwriters;

•	through dealers or agents;

•	in privately negotiated transactions; or

•	through a combination of methods.

We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We may also determine the price or other terms of the securities offered under this prospectus by use of an electronic auction.

The prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including:

•	the names of the underwriters, dealers or agents, if any,

•	the terms of the securities being offered, including the purchase price of the securities and the net proceeds to us,

•	any underwriting discounts and other items constituting underwriters’ compensation,

•	any over-allotment options under which underwriters may purchase additional securities from us, and

•	any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

Also, if applicable, we will describe in the prospectus supplement how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters’ obligations with respect to the auction.

If required under applicable state securities laws, we will sell the securities only through registered or licensed brokers or dealers. In addition, in some states, we may not sell securities unless they have been registered or qualified for sale in the applicable state or unless we have complied with an exemption from any registration or qualification requirements.

If underwriters are used in an offering, we will sign an underwriting agreement with the underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

If dealers are used in an offering, we will sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

The securities may be sold directly by us or through agents we designate. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act of 1933, as amended, or the Securities Act) of the securities described therein.

We may sell securities directly to one or more purchasers, in which case underwriters or agents would not be involved in the transaction. In addition, we may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof.

Further, we may authorize agents, underwriters or dealers to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in an applicable prospectus supplement.

Underwriters, dealers and agents may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements. Certain underwriters, dealers or agents and their associates may engage in transactions with, and perform services for us in the ordinary course of business.

Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

Any common stock sold pursuant to a prospectus supplement will be eligible for listing and trading on the NASDAQ Capital Market, subject to official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

As of the date of this prospectus, we have not entered into any agreements, understandings or arrangements with any underwriters, broker-dealers or other parties regarding the sale of securities with the following exception.  On October 14, 2009, we entered into an At Market Issuance Sales Agreement with Wm Smith & Co., under which we may sell an aggregate of $20,000,000 in gross proceeds of our common stock from time to time through Wm Smith & Co., as the agent for the offer and sale of the common stock.  Wm Smith may sell the common stock by any method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act, including without limitation sales made directly on NASDAQ Capital Market, on any other existing trading market for the common stock or to or through a market maker.  Wm Smith may also sell the common stock in privately negotiated transactions, subject to our prior approval.  On October 29, 2009, we announced that in light of general market conditions, we would not exercise our right to issue and sell shares of our common stock the agreement with Wm Smith & Co. until further notice.  As of the date of this prospectus, no period of time has been fixed within which the securities will be offered or sold.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the issuance of the securities offered in this prospectus will be passed upon for us by Eckert Seamans Cherin & Mellott, LLC, Two Liberty Place, 50 South 16th Street, 22nd Floor, Philadelphia, PA 19102.  Certain members of the firm of Eckert Seamans Cherin & Mellott, LLC own additional shares (less than one percent in total) that they purchased from time to time for cash, either from us or in the public market.

Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements of Generex Biotechnology Corporation appearing in Generex Biotechnology Corporation’s Annual Report (Form 10-K) for the year ended July 31, 2009 have been audited by MSCM LLP, an independent registered public accounting firm (successor to Danziger Hochman Partners, LLP), as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read any copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which you can electronically access our SEC filings.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. The securities offered under this prospectus are offered only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or any sale of the securities.

This prospectus constitutes a part of a Registration Statement we filed with the Commission under the Securities Act. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the company and our securities, reference is hereby made to the Registration Statement. The Registration Statement may be inspected at the public reference facilities maintained by the Commission at the addresses set forth in the preceding paragraph. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any prospectus supplement. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information.

The following documents (other than current reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K) heretofore filed with the SEC by us under the Securities and Exchange Act of 1934, as amended, are incorporated herein by reference:

(a)	Our Annual Report on Form 10-K filed with the SEC on October 14, 2009 , for the year ended July 31, 2009;

(b)	Our Quarterly Report on Form 10-Q filed with the SEC on December 11, 2009, for the quarter ended October 31, 2009;

(c)	The portions of our Definitive Proxy Statement on Schedule 14A that are deemed “filed” with the SEC under the Securities Exchange Act of 1934, as amended, filed on June 18, 2009;

(d)
Our Current Reports on Form 8-K filed with the SEC on August 6, 2009, September 15, 2009, October 1, 2009, October 14, 2009, October 15, 2009, October 20, 2009, October 23, 2009, October 30, 2009, November 11, 2009 and December 19, 2009; and

(e)
The description of our common stock contained in our Form 10 filed with the SEC on December 14, 1998, as amended by a Form 10/A filed with the SEC on February 24, 1999, and including any amendment or report subsequently filed for the purpose of updating the description.

All documents (other than current reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K) subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions. For the purposes of this prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

Generex Biotechnology Corporation
Attention: Mark Fletcher, Executive Vice President and General Counsel
33 Harbour Square, Suite 202
Toronto, Ontario
Canada M5J 2G2
(416) 364-2551

PROSPECTUS

GENEREX BIOTECHNOLOGY CORPORATION

$150,000,000
 Common Stock
Preferred Stock
Warrants
Units

________ __. 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

We will pay all reasonable expenses incident to the registration of shares. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

SEC registration fee	$10,695
Legal fees and expenses	10,000
Accounting fees and expenses	20,000
Miscellaneous	1,000
Total	$41,695

Item 15. Indemnification of Directors and Officers

General Corporation Law of Delaware

Section 102(b)(7) of the General Corporation Law of the State of Delaware, or DGCL, permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. Our Restated Certificate of Incorporation provides that the personal liability of our directors shall be limited to the fullest extent permitted by applicable law.

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities including reimbursement for expenses incurred arising under the Securities Act of 1933. Our Amended and Restated By-Laws permit indemnification of directors, officers, employees and other agents to the maximum extent permitted by Delaware law. We currently maintain insurance under which the insurers will reimburse Generex for amounts that it has paid to its directors and officers as indemnification for claims against such persons in their official capacities. The insurance also covers such persons as to amounts paid by them as a result of claims against them in their official capacities that are not reimbursed by Generex. The insurance is subject to certain limitations and exclusions.

The foregoing may reduce the likelihood of derivative litigation against our directors and executive officers and may discourage or deter stockholders or management from suing directors or executive officers for breaches of their duty of care, even though such actions, if successful, might otherwise benefit the company and our stockholders.

Any underwriting agreement that we may enter into, Exhibit 1.1 to this Registration Statement, will provide for indemnification by any underwriters of the company, our directors, our officers who sign the registration statement and our controlling persons, if any, for some liabilities, including liabilities arising under the Securities Act.

Item 16. Exhibits

The exhibits are described on the Exhibit Index to this Registration Statement on Form S-3 on page 24.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:  (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)  To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(8)  That for purposes of determining any liability under the Securities Act, (i) the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act shall be deemed to be a part of the registration statement as of the time it was declared effective; and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto, Province of Ontario, Canada, on January 29, 2010.

GENEREX BIOTECHNOLOGY CORPORATION

By:	/s/ Anna E. Gluskin
Anna E. Gluskin President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Anna E. Gluskin and Rose C. Perri and Mark Fletcher, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities including his or her capacity as a director and/or officer of Generex Biotechnology Corporation to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anna E. Gluskin	President, Chief Executive Officer (Principal
Anna E. Gluskin	Executive Officer), Director	January 29, 2010

/s/ Rose C. Perri	Chief Financial Officer (Principal Financial and Accounting Officer), Chief Operating Officer,
Rose C. Perri	Director	January 29, 2010

/s/ John Barratt	Director	January 29, 2010
John Barratt

/s/ Brian T. McGee	Director	January 29, 2010
Brian T. McGee

/s/ Nola E. Masterson	Director	January 29, 2010
Nola E. Masterson

/s/ Stephen Fellows	VP, Finance	January 29, 2010
Stephen Fellows

EXHIBIT INDEX

Exhibit Number	Description of Exhibit*

1.1	Form of Underwriting Agreement.†

3(i)
Restated Certificate of Incorporation of Generex Biotechnology Corporation (incorporated by reference to Exhibit 4.1 to Generex Biotechnology Corporation’s Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 filed on October 26, 2009)

3(ii)	Amended and Restated Bylaws of Generex Biotechnology Corporation (incorporated by reference to Exhibit 3.2(ii) to Generex Biotechnology Corporation’s Report on Form 8-K filed December 5, 2007)

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Generex Biotechnology Corporation’s Registration Statement on Form S-1 (File No. 333-82667) filed on July 12, 1999)

4.2	Form of Common Stock Warrant Agreement (together with form of warrant certificate)†

4.3	Form of Preferred Stock Warrant Agreement (together with form of warrant certificate)†

4.4	Form of Certificate of Designation for Preferred Stock (including specimen preferred stock certificate)†

4.5	Form of Unit Agreement (including form of unit certificate)†

5	Opinion of Eckert Seamans Cherin & Mellott, LLC

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Eckert Seamans Cherin & Mellott, LLC (included in Exhibit 5)

24.1	Power of Attorney (see page 23)

* In the case of incorporation by reference to documents filed by the Registrant under the Exchange Act, the Registrant’s file number under the Exchange Act is 000-25169.

† To be filed by amendment or by a Current Report on Form 8-K and incorporated herein by reference.